As filed with the Securities and Exchange Commission on June 26, 2026

Registration No. 333-279628
Registration No. 333-279688
Registration No. 333-188751
Registration No. 333-156645
Registration No. 333-119917
Registration No. 333-111136

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENTS
TO
FORM S-8 REGISTRATION STATEMENT No. 333-279628
FORM S-8 REGISTRATION STATEMENT No. 333-279688
FORM S-8 REGISTRATION STATEMENT No. 333-188751
FORM S-8 REGISTRATION STATEMENT No. 333-156645
FORM S-8 REGISTRATION STATEMENT No. 333-119917
FORM S-8 REGISTRATION STATEMENT No. 333-111136
UNDER
THE SECURITIES ACT OF 1933
ProAssurance Corporation
(Exact name of registrant as specified in its charter)

Delaware	63-16533
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
100 Brookwood Place
Birmingham, Alabama
(Address of Principal Executive Offices)

35209
(Zip Code)

Amended and Restated ProAssurance Corporation Stock Ownership Plan
ProAssurance Corporation 2004 Equity Incentive Plan
ProAssurance Corporation 2008 Equity Incentive Plan
ProAssurance Corporation Amended and Restated 2014 Equity Incentive Plan
ProAssurance Corporation 2024 Equity Incentive Plan
(Full Title of the Plans)

Richard Anderson
Chief Executive Officer
ProAssurance Corporation
100 Brookwood Place
Birmingham, Alabama
(205) 877-4400
(Name and address and telephone number, including area code, of agent for service of process)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES
As of June 26, 2026, ProAssurance Corporation (the “Company”), has been acquired by The Doctors Company (“The Doctors Company”) pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 19, 2025, by and among the Company, The Doctors Company, and Jackson Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of The Doctors Company (“Merger Sub”). On the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger and a wholly owned subsidiary of The Doctors Company.
As a result of the Merger, the Company has terminated all offerings and sales of securities under the below-listed Registration Statements on Form S-8 (the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), and is no longer issuing securities under the Amended and Restated ProAssurance Corporation Stock Ownership Plan (the “2003 Plan”), the ProAssurance Corporation 2004 Equity Incentive Plan (the “2004 Plan”), the ProAssurance Corporation 2008 Equity Incentive Plan (the “2008 Plan”), the ProAssurance Corporation Amended and Restated 2014 Equity Incentive Plan (the “2014 Plan”) and the ProAssurance Corporation 2024 Equity Incentive Plan (the “2024 Plan”). Accordingly, the Company is filing this Post-Effective Amendment No. 1 to the below-listed Registration Statements No. 333-111136, No. 333-119917, No. 333-156645 and No. 333-188751 and this Post-Effective Amendment No. 2 to the below-listed Registration Statement No. 333-279688 (together the “Post-Effective Amendments”) to deregister any and all securities registered but unsold or otherwise unissued thereunder (note that the common stock numbers listed below do not take into account any applicable corporate actions, such as stock splits, that may have been taken in the interim):

1. Registration Statement on Form S-8 (Registration No. 333-111136), filed with the SEC on December 12, 2003, registering the offer and sale of 100,000 shares of ProAssurance’s common stock, $0.01 par value per share (“Common Stock”) under the 2003 Plan;

2. Registration Statement on Form S-8 (Registration No. 333-119917) filed with the SEC on October 22, 2004, registering the offer and sale of 2,500,000 shares of Common Stock under the 2004 Plan;

3. Registration Statement on Form S-8 (Registration No. 333-156645) filed with the SEC on January 9, 2009, registering the offer and sale of 2,000,000 shares of Common Stock under the 2008 Plan;

4. Registration Statement on Form S-8 (Registration No. 333-188751) filed with the SEC on May 22, 2013, registering the offer and sale of 3,000,000 shares of Common Stock under the 2014 Plan; and

5. Registration Statement on Form S-8 (Registration No. 333-279688), filed with the SEC on May 22, 2024, registering the offer and sale of 4,000,000 shares of Common Stock under the 2024 Plan, as amended pursuant to Post- Effective Amendment No 1. to Registration Statement on Form S-8 (Registration No. 333-279628) filed with the SEC on May 23, 2024, correcting the number of shares of Common Stock registered under the 2024 Plan to 2,400,000 shares of Common Stock.
The Registrant, by filing this Post-Effective Amendment, hereby terminates the effectiveness of each Registration Statement. This Post-Effective Amendment is being filed in accordance with an undertaking made by the Registrant in Part II of each Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to each Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Birmingham, Alabama on June 26, 2026.

ProAssurance Corporation

By:	/s/ David A. McHale
Name: David A. McHale
Title: Secretary

No other person is required to sign this Post-Effective Amendment to each Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.